UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)

ACE*COMM Corporation

(Name of Issuer)

COMMON

(Title of Class of Securities)

004404109 (CUSIP Number)

December 31, 2002

(Date of Event Which Require Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐ Rule 13d-1(b) (Qualified Investor)

☐ Rule 13d-1(c) (Passive Investor)

☒ Rule 13d-1(d) (Exempt Investor)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004404109

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person CEO Venture Fund II IRS Id. No.: 25-1600986

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only Membership in any group is disclaimed.

4.	Citizenship or Place of Organization Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares N/A

11.	Percent of Class Represented by Amount in Row 9 0%

12.	Type of Reporting Person PN

CUSIP No.

1.	Name of Reporting Person S.S OR I.R.S. Identification Nos. of above person Colker and Newlin Management Associates II IRS Id. No.: 25-1601304

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only Membership in any group is disclaimed.

4.	Citizenship or Place of Organization Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares N/A

11.	Percent of Class Represented by Amount in Row 9 0%

12.	Type of Reporting Person (See Instruction) PN

CUSIP No.

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person William R. Newlin

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only Membership in any group is disclaimed.

4.	Citizenship or Place of Organization USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 70,238 6. Shared Voting Power 0 7. Sole Dispositive Power 70,238 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70,238

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares N/A

11.	Percent of Class Represented by Amount in Row 9 *

12.	Type of Reporting Person (See Instruction) IN

* Less than one-tenth of one percent. See Item 5 with respect to this reporting person.

CUSIP No.

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person James Colker

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only Membership in any group is disclaimed.

4.	Citizenship or Place of Organization USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 32,888 6. Shared Voting Power 0 7. Sole Dispositive Power 32,888 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 32,888

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares N/A

11.	Percent of Class Represented by Amount in Row 9 *

12.	Type of Reporting Person (See Instruction) IN

* Less than one-tenth of one percent. See Item 5 with respect to this reporting person.

CUSIP No.

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person Gary P. Golding

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only Membership in any group is disclaimed.

4.	Citizenship or Place of Organization USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares N/A

11.	Percent of Class Represented by Amount in Row 9 0%

12.	Type of Reporting Person (See Instruction) IN

CUSIP No.

1.	Name of Reporting Person S.S OR I.R.S. Identification No. of above person Eugene R. Yost

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only Membership in any group is disclaimed.

4.	Citizenship or Place of Organization USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 55,102 6. Shared Voting Power 0 7. Sole Dispositive Power 55,102 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,102

10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares N/A

11.	Percent of Class Represented by Amount in Row 9 *

12.	Type of Reporting Person (See Instruction) IN

              * Less than one-tenth of one percent. See Item 5 with respect to this reporting person.

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above persons Glen F. Chatfield

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares N/A

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Item 1	(a)	Name of issuer:

ACE*COMM Corporation

Item 1	(b)	Address of issuer’s principal executive offices:

704 Quince Orchard Road Gaithersburg, MD 20878

Item 2	(a)	Name of person filing:

CEO Venture Fund II

Item 2	(b)	Address of principal business office:

c/o CEO Venture Fund One North Shore Center, St. 201 12 Federal St. Pittsburgh, PA 15212

Item 2	(c)	Citizenship or Place of Organization: Pennsylvania

Item2	(d)	Title of class of securities: COMMON

Item 2	(e)	Cusip No.: 004404109

Item 3		If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box: Not Applicable.

Item 4		Ownership

Item 4	(a)	Amount beneficially owned:	0

Item 4	(b)	Percent of class:	0%

Item 4	(c)	(i) sole power to vote:	0*

		(ii) shared power to vote:	0

		(iii) sole power to dispose:	0*

		(iv) shared power to dispose	0

* Following a distribution of all shares of common stock of the issuer held by the reporting person CEO Venture Fund II, a limited partnership (“CEO”), pro rata to its limited partners, CEO no longer had beneficial ownership of such shares.

Item 5

Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6	Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7	Identification and classification of subsidiary: Not Applicable

Item 8	Identification and classification of members of the group: Not Applicable

tem 9	Notice of dissolution of the group: Not Applicable

Item 10	Certification:

Materials to be Filed as Exhibits

Exhibit 1	Agreement between the reporting persons with respect to the filing of this Amendment No. 3 to the Schedule 13G.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Item 1	(a)	Name of issuer:

ACE*COMM Corporation

Item 1	(b)	Address of issuer’s principal executive offices: 704 Quince Orchard Road Gaithersburg, MD 20878

Item 2	(a)	Name of person filing:

Colker and Newlin Management Associates II

Item 2	(b)	Address of principal business office:

c/o CEO Venture Fund One North Shore Center, St. 201 12 Federal St. Pittsburgh, PA 15212

Item 2	(c)	Citizenship or Place of Organization: Pennsylvania

Item 2	(d)	Title of class of securities: COMMON

Item 2	(e)	Cusip No.: 004404109

Item 3		If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box: Not Applicable.

Item 4		Ownership

Item 4	(a)	Amount beneficially owned:	0

Item 4	(b)	Percent of class:	0%

Item 4	(c)	(i) sole power to vote:	0

		(ii) shared power to vote:	0*

		(iii) sole power to dispose:	0

		(iv) shared power to dispose:	0*

* Following a distribution of all shares of common stock of the issuer held by CEO Venture Fund II, a limited partnership (“CEO”) of which the reporting person is general partner, pro rata to CEO’s limited partners, the reporting person no longer had beneficial ownership of such shares. The reporting person had previously disclaimed beneficial ownership of such shares held by CEO.

Item 5

Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6	Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7	Identification and classification of subsidiary: Not Applicable

Item 8	Identification and classification of members of the group: Not Applicable

Item 9	Notice of dissolution of the group: Not Applicable

Item 10	Certification:

Materials to be Filed as Exhibits

Exhibit 1	Agreement between the reporting persons with respect to the filing of this Amendment No. 3 to the Schedule 13G.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Item 1 (a)	Name of issuer:

ACE*COMM Corporation

Item 1 (b)	Address of issuer’s principal executive offices: 704 Quince Orchard Road Gaithersburg, MD 20878

Item 2 (a)	Name of person filing:

William R. Newlin

Item 2 (b)	Address of principal business office:

c/o CEO Venture Fund One North Shore Center, St. 201 12 Federal St. Pittsburgh, PA 15212

Item 2 (c)	Citizenship: USA

Item 2 (d)	Title of class of securities: COMMON

Item 2 (e)	Cusip No.: 004404109

Item 3	If this statement is filed pursuant to 240.13d-1(b) or 13d- 2(b) or (c) check this box: Not Applicable

Item 4	Ownership

Item 4 (a)	Amount beneficially owned: 70,238

Item 4 (b)	Percent of class: *

Item 4 (c)	(i) sole power to vote:	70,238

	(ii) shared power to vote:	0**

	(iii) sole power to dispose:	70,238

	(iv) shared power to dispose:	0**

* 0.01%; less than one-tenth of one percent. Please see the response of this reporting person to Item 5 below with respect to Ownership of Five Percent or Less of a Class.

** Following a distribution of all shares of common stock of the issuer held by CEO Venture Fund II, a limited partnership (“CEO”) whose general partner is Colker and Newlin Management Associates II, of which the reporting person is a managing general partner, pro rata to CEO’s limited partners, the reporting person no longer had beneficial ownership of such shares. The reporting person had previously disclaimed beneficial ownership of such shares held by CEO.

          Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof  the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the  following [X].

Item 5

Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6	Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7	Identification and classification of subsidiary: Not Applicable

Item 8	Identification and classification of members of the group: Not Applicable

Item 9	Notice of dissolution of the group: Not Applicable

Item 10	Certification:

Materials to be Filed as Exhibits

Exhibit 1	Agreement between the reporting persons with respect to the filing of this Amendment No. 3 to the Schedule 13G

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Item 1 (a)	Name of issuer: ACE*COMM Corporation

Item 1 (b)	Address of issuer’s principal executive offices: 704 Quince Orchard Road Gaithersburg, MD 20878

Item 2 (a)	Name of person filing: James Colker

Item 2 (b)	Address of principal business office:

c/o CEO Venture Fund One North Shore Center, St. 201 12 Federal St. Pittsburgh, PA 15212

Item 2 (c)	Citizenship: USA

Item 2 (d)	Title of class of securities: COMMON

Item 2 (e)	Cusip No.: 004404109

Item 3	If this statement is filed pursuant to 240.13d-1(b) or 13d- 2(b) or (c) check this box: Not Applicable

Item 4	Ownership

Item 4 (a)	Amount beneficially owned: 32,888

Item 4 (b)	Percent of class: *

Item 4 (c)	(i) sole power to vote:	32,888

	(ii) shared power to vote:	0**

	(iii) sole power to dispose:	32,888

	(iv) shared power to dispose:	0**

* 0.003%; less then one-tenth of one percent. Please see the response of this reporting person to Item 5 below with respect to Ownership of Five Percent or Less of a Class.

** Following a distribution of all shares of common stock of the issuer held by CEO Venture Fund II, a limited partnership (“CEO”) whose general partner is Colker and Newlin Management Associates II, of which the reporting person is a managing general partner, pro rata to CEO’s limited partners, the reporting person no longer had beneficial ownership of such shares. The reporting person had previously disclaimed beneficial ownership of such shares held by CEO.

Item 5

Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6	Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7	Identification and classification of subsidiary: Not Applicable

Item 8	Identification and classification of members of the group: Not Applicable

Item 9	Notice of dissolution of the group: Not Applicable

Item 10	Certification:

Materials to be Filed as Exhibits

Exhibit 1	Agreement between the reporting persons with respect to the filing of this Amendment No. 3 to the Schedule 13G.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Item 1 (a)	Name of issuer:

ACE*COMM Corporation

Item 1 (b)	Address of issuer’s principal executive offices: 704 Quince Orchard Road Gaithersburg, MD 20878

Item 2 (a)	Name of person filing:

Gary P. Golding

Item 2 (b)	Address of principal business office:

c/o CEO Venture Fund One North Shore Center, St. 201 12 Federal St. Pittsburgh, PA 15212

Item 2 (c)	Citizenship: USA

Item 2 (d)	Title of class of securities: COMMON

Item 2 (e)	Cusip No.: 004404109

Item 3	If this statement is filed pursuant to 240.13d-1(b) or 13d- 2(b) or (c) check this box: Not Applicable

Item 4	Ownership

Item 4 (a)	Amount beneficially owned: 0

Item 4 (b)	Percent of class: 0%

Item 4 (c)	(i) sole power to vote:	0

	(ii) shared power to vote:	0*

	(iii) sole power to dispose:	0

	(iv) shared power to dispose:	0*

 * Following a distribution of all shares of common stock held by CEO Venture Fund II, a limited partnership (“CEO”) whose general partner is Colker and Newlin Management Associates II, of which the reporting person is a managing general partner, pro rata to CEO’s limited partners, the reporting person no longer had beneficial ownership of such shares. The reporting person had previously disclaimed beneficial ownership of such shares held by CEO.

Item 5        Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the                    reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the                    following [X].

Item 6        Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7        Identification and classification of subsidiary: Not Applicable

Item 8        Identification and classification of members of the group: Not Applicable

Item 9        Notice of dissolution of the group: Not Applicable

Item 10      Certification:

 Materials to be Filed as Exhibits

Exhibit 1	Agreement between the reporting persons with respect to the filing of this Amendment No. 3 to the Schedule 13G.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Item 1 (a)	Name of issuer:

ACE*COMM Corporation

Item 1 (b)	Address of issuer’s principal executive offices: 704 Quince Orchard Road Gaithersburg, MD 20878

Item 2 (a)	Name of person filing:

Eugene R. Yost

Item 2 (b)	Address of principal business office:

c/o CEO Venture Fund One North Shore Center, St. 201 12 Federal St. Pittsburgh, PA 15212

Item 2 (c)	Citizenship: USA

Item 2 (d)	Title of class of securities: COMMON

Item 2 (e)	Cusip No.: 004404109

Item 3	If this statement is filed pursuant to 240.13d-1(b) or 13d- 2(b) or (c) check this box: Not Applicable

Item 4	Ownership

Item 4 (a)	Amount beneficially owned: 55,102

Item 4 (b)	Percent of class: *

Item 4 (c)	(i) sole power to vote:	55,102

	(ii) shared power to vote:	0**

	(iii) sole power to dispose:	55,102

	(iv) shared power to dispose:	0**

* 0.01%; less then one-tenth of one percent. Please see the response of this reporting person to Item 5 below with respect to Ownership of Five Percent or Less of a Class.

** Following a distribution of all shares of common stock held by CEO Venture Fund II, a limited partnership (“CEO”) whose general partner is Colker and Newlin Management Associates II, of which the reporting person is a managing general partner, pro rata to CEO’s limited partners, the reporting person no longer had beneficial ownership of such shares. The reporting person had previously disclaimed beneficial ownership of such shares held by CEO.

Item 5    Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the                reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the                following [X].

Item 6    Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7    Identification and classification of subsidiary: Not Applicable

Item 8    Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group: Not Applicable

Item 10  Certification:

Materials to be Filed as Exhibits

Exhibit 1	Agreement between the reporting persons with respect to the filing of this Amendment No. 3 to the Schedule 13G.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Item 1 (a)	Name of issuer:

ACE*COMM Corporation

Item 1 (b)	Address of issuer’s principal executive offices: 704 Quince Orchard Road Gaithersburg, MD 20878

Item 2 (a)	Name of person filing:

Glen F. Chatfield

Item 2 (b)	Address of principal business office:

c/o CEO Venture Fund One North Shore Center, St. 201 12 Federal St. Pittsburgh, PA 15212

Item 2 (c)	Citizenship: USA

Item 2 (d)	Title of class of securities: COMMON

Item 2 (e)	Cusip No.: 004404109

Item 3	If this statement is filed pursuant to 240.13d-1(b) or 13d- 2(b) or (c) check this box: Not Applicable

Item 4	Ownership

Item 4 (a)	Amount beneficially owned: 0

Item 4 (b)	Percent of class: 0%

Item 4 (c)	(i) sole power to vote:	0

	(ii) shared power to vote:	0*

	(iii) sole power to dispose:	0

	(iv) shared power to dispose:	0*

* Following a distribution of all shares of common stock held by CEO Venture Fund II, a limited partnership (“CEO”) whose general partner is Colker and Newlin Management Associates II, of which the reporting person is a managing general partner, pro rata to CEO’s limited partners, the reporting person no longer had beneficial ownership of such shares. The reporting person had previously disclaimed beneficial ownership of such shares held by CEO.

Item 5        Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the                    reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the                    following [X].

Item 6        Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7        Identification and classification of subsidiary: Not Applicable

Item 8        Identification and classification of members of the group: Not Applicable

Item 9        Notice of dissolution of the group: Not Applicable

Item 10      Certification:

 Materials to be Filed as Exhibits

Exhibit 1	Agreement between the reporting persons with respect to the filing of this Amendment No. 3 to the Schedule 13G.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

CEO VENTURE FUND II
Date: February 10, 2003	By:	COLKER AND NEWLIN
MANAGEMENT ASSOCIATES II, GENERAL PARTNER
	By:	/s/ JAMES COLKER
James Colker Managing General Partner

COLKER AND NEWLIN MANAGEMENT ASSOCIATES II
Date: February 10, 2003	By:	/s/ JAMES COLKER
James Colker Managing General Partner
Date: February 13, 2003	WILLIAM R. NEWLIN

/s/ WILLIAM R. NEWLIN William R. Newlin
Date: February 10, 2003	JAMES COLKER

/s/ JAMES COLKER James Colker

Date: February 11, 2003	GARY P. GOLDING /s/ GARY P. GOLDING
Gary P. Golding

Date: February 10, 2003	EUGENE R. YOST /s/ EUGENE R. YOST
Eugene R. Yost

Date: February 13, 2003	GLEN F. CHATFIELD /S/ GLEN F. CHATFIELD
Glen F. Chatfield

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION	PAGE

1	Agreement between the reporting persons with respect to the filing of this Amendment No. 3 to the Schedule 13G.	25

EXHIBIT 1

We, the undersigned, hereby express our agreement that the attached Amendment No. 3 to the Schedule 13G is filed on behalf of each of the undersigned.

CEO VENTURE FUND II
Date: February 10, 2003	By:	COLKER AND NEWLIN
MANAGEMENT ASSOCIATES II, GENERAL PARTNER

/s/ JAMES COLKER
James Colker Managing General Partner

COLKER AND NEWLIN MANAGEMENT ASSOCIATES II

Date: February 10, 2003	/s/ JAMES COLKER
James Colker Managing General Partner
WILLIAM R. NEWLIN

Date: February 13, 2003	/s/ WILLIAM R. NEWLIN
William R. Newlin
JAMES COLKER

Date: February 10, 2003	/s/ JAMES COLKER
James Colker

GARY P. GOLDING

Date: February 11, 2003	/s/ GARY P. GOLDING Gary P. Golding

EUGENE R. YOST

Date: February 10, 2003	/s/ EUGENE R. YOST Eugene R. Yost

GLEN F. CHATFIELD

Date: February 13, 2003	/s/ GLEN F. CHATFIELD Glen F. Chatfield